Exhibit 99.1

For Immediate Release

Investor/Media Contact:  Dave Prichard
608-278-6141

Spectrum Brands Holdings Swings to Net Income in First Quarter
of Fiscal 2012 Versus Year-Ago Net Loss, Achieves Third Consecutive
Record First Quarter for Adjusted EBITDA, and Reaffirms
Outlook for Improved Full-Year Results

•	Company reported diluted EPS of $0.25 in first quarter of fiscal 2012 versus year-ago diluted loss per share of $0.39, and third consecutive record first quarter for adjusted EBITDA
•
Operating income grew 21 percent to $83.7 million in first quarter of fiscal 2012 versus $69.2 million a year ago, while adjusted diluted EPS of $0.69 increased 47 percent compared with $0.47 in the prior year’s quarter

•	Strong liquidity position at end of fiscal 2012 first quarter with $74 million of cash and approximately $11 million drawn on the ABL facility, consistent with normal business seasonality
•
Accretive acquisitions of Black Flag®/TAT® brands and FURminator® reinforce Company’s strategic objective to pursue bolt-on, synergistic acquisitions, primarily in the Global Pet Supplies and Home and Garden businesses

•
Company reaffirms expectations for fiscal 2012 net sales to grow at or above the rate of GDP, says fiscal 2012 should generate net income versus net loss in fiscal 2011, with adjusted EBITDA expected to grow at a higher percentage increase than net sales

•	Company reaffirms fiscal 2012 goal of at least $200 million of net cash provided from operating activities after purchases of property, plant and equipment (free cash flow)
•
Company expects to use its strong free cash flow to continue to reduce debt and delever its balance sheet in the second half of fiscal 2012, resulting in a year-end leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times or less, consistent with previous guidance

•
Company remains on track to deliver $35-$40 million in annual cost synergies from Russell Hobbs transaction and $10-$15 million in savings from Global Pet Supplies restructuring, both expected to be fully realized by the end of fiscal 2012

Madison, WI, February 3, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced diluted earnings per share of $0.25 in the first quarter of fiscal 2012 versus a year-ago diluted loss per share of $0.39, and a third consecutive record first quarter for adjusted EBITDA of $125.1 million, while reaffirming its outlook for improved full-year financial results and a continuation of significant, voluntary debt reduction.  EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.

“With our solid first quarter reported today, we believe we are on target to deliver yet another year of measured growth and additional value creation in fiscal 2012,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  “We posted strong EPS in the quarter versus a loss per share in 2011, and, perhaps most importantly, achieved a third consecutive first-quarter record for adjusted EBITDA of $125 million, a 2 percent improvement.

“Our lower net sales were a function of the timing of retailer orders between our fiscal fourth and fiscal first quarters this year versus last year and our decision to eliminate low margin North American appliance promotions in the holiday season,” Mr. Lumley explained.  “We expect our revenue growth to accelerate in the second half of fiscal 2012 based upon distribution gains we have already secured.  It’s important to remember that most of our products are non-discretionary, non-premium-priced, replacement products that provide value, quality and performance to consumers in everyday living.

“Our Spectrum Value Model is working effectively in a challenging environment marked by sluggish retail activity, tighter retail inventories, inflationary pressure, and rising commodity and Asian supply chain costs,” he said.  “Because our Spectrum Value Model resonates with retailers and consumers, we are generally outperforming our competition and categories.  Our Spectrum Value Model delivers genuine value to the consumer with products that work as well as, or better than, our competitors for a lower cost.  It also provides higher margins and lower acquisition costs to our retail customers, along with excellent category management.

 “As was evident in the first quarter, we continue to maintain stringent cost control programs and execute well on a host of cost reduction initiatives to sustain a lean and efficient operating structure consistent with today’s challenging marketplace,” Mr. Lumley said.  “Our efforts to offset major commodity and Asian cost increases are evident from our combination of continuous improvement programs, restructuring and integration cost synergies programs, retail distribution gains, and select pricing actions.

“During the first quarter, we executed on a major strategic priority to pursue targeted, bolt-on acquisitions, primarily in our Global Pet Supplies and Home and Garden divisions,” Mr. Lumley said.  “We are excited about our acquisitions of the Black Flag®/TAT® brand assets in November and the FURminator® global pet grooming business in December, both of which are accretive, offer compelling synergies, and will accelerate our sales and EBITDA growth this year and beyond.

“Spectrum Brands is truly on the move, and these are exciting times for our Company,” Mr. Lumley said.  “We expect higher net sales, a swing to net income from a net loss, and improved adjusted EBITDA and free cash flow in fiscal 2012 from organic growth and bolt-on acquisitions, along with a continued emphasis on debt paydown and balance sheet deleveraging.  Spectrum Brands’ time is truly now.”

Fiscal 2012 First Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated net sales of $848.8 million for the first quarter of fiscal 2012, a decrease of 1.4 percent compared with $861.1 million for the same period in fiscal 2011.  The decrease was driven by the timing of net sales, most notably in the global battery category, between the fiscal fourth quarter of 2011 and fiscal first quarter of 2012 versus the same periods in 2010 and 2011, respectively, coupled with the elimination of certain unprofitable North American promotions, primarily in the small electrical appliances category.  The net sales results were negatively impacted by $6.1 million of foreign exchange.

Spectrum Brands’ gross profit in the first quarter of fiscal 2012 was $284.0 million versus $299.3 million in the comparable year-ago period.  Driven primarily by strong expense controls and cost improvement initiatives, operating income in the first quarter of fiscal 2012 grew 21.0 percent to $83.7 million compared with $69.2 million last year.  Operating income as a percentage of net sales improved to 9.9 percent versus 8.0 percent in fiscal 2011.

The Company reported net income of $13.1 million, or $0.25 per diluted share, for the first quarter of fiscal 2012 on average shares and common stock equivalents outstanding of 52.6 million, compared with a net loss of $19.8 million, or $0.39 per diluted loss per share, in the year-ago quarter based upon average shares and common stock equivalents outstanding of 50.8 million.  Adjusted for certain items in both year’s first quarters, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company reported adjusted diluted earnings per share of $0.69, a non-GAAP measure, for the first quarter of fiscal 2012, an increase of 46.8 percent compared with $0.47 in fiscal 2011’s first quarter.

For the third consecutive year, the Company delivered record first-quarter consolidated adjusted EBITDA in fiscal 2012 of $125.1 million, a 1.9 percent increase versus consolidated adjusted EBITDA of $122.7 million in the prior year.  The Global Batteries & Appliances and the Home and Garden segments reported improved adjusted EBITDA in the first quarter.  EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.  Foreign exchange had a $2.8 million negative impact on adjusted EBITDA in the first quarter of fiscal 2012.

Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2012 first-quarter net sales of $689.2 million versus $696.6 million in the prior year.  The decline was attributable to reduced North American and Latin American battery net sales, coupled with slightly lower global personal care revenues, partially offset by increased European battery net sales.  First-quarter 2012 segment sales were negatively impacted by $6.6 million of foreign exchange.

Global battery sales for the first quarter were $268.0 million, a 2.1 percent decrease compared with $273.9 million a year ago.  Foreign exchange negatively impacted these results by $2.8 million.  The global hearing aid battery business achieved its highest net sales ever for a first quarter.  Due primarily to the aforementioned timing of customer shipments, North American battery sales of $123.4 million declined 2.1 percent versus $126.1 million last year, although market share remained steady.  European battery sales for the first quarter improved 5.9 percent to $102.3 million versus $96.6 million last year, driven by customer gains, increased placement with retailers and regional expansion into Eastern Europe.  European battery sales were negatively impacted by $1.2 million of foreign exchange.  Finally, in Latin America, battery sales were $39.4 million for the first quarter, a decline of 17.9 percent versus $48.0 million in the comparable period last year.  Foreign exchange negatively impacted Latin American battery sales by $1.6 million.

Net sales for the global personal care product category were $178.1 million in the first quarter of fiscal 2012 versus $179.6 million for the same period last year, which was a record quarterly level.  Increased Latin American net sales were more than offset by slight revenue declines in North America and Europe.  Foreign exchange negatively impacted these results by $1.5 million.

The small electrical appliances products of the Global Batteries & Appliances segment reported net sales in the first quarter of fiscal 2012 of $243.1 million, unchanged from the previous year’s first quarter.  Higher revenues in North America and Australia/New Zealand were offset by lower European revenues.  Foreign exchange negatively impacted the small electrical appliances product net sales by $2.3 million.

With segment net income of $89.9 million, the Global Batteries & Appliances segment recorded adjusted EBITDA of $112.2 million for the first quarter of fiscal 2012, an increase of 1.4 percent versus adjusted EBITDA of $110.7 million in the year-earlier quarter, when segment net income was $79.4 million.  Excluding a negative foreign exchange impact of $2.7 million, adjusted EBITDA for this segment improved 3.8 percent over the first quarter of fiscal 2011.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $134.9 million for the first quarter of fiscal 2012, a decline of 1.5 percent versus $137.0 million in the comparable year-ago period.  Foreign exchange positively impacted these results by $0.5 million.  Lower European aquatics and companion animal net sales, due primarily to the timing of certain customer orders, were partially offset by increased North American aquatics revenues.

Net income for the segment was $13.2 million for the first quarter of fiscal 2012 versus $13.4 million in the prior year’s first quarter, while first quarter adjusted EBITDA of $22.0 million declined slightly from $22.4 million last year.

Home and Garden Business

 The Home and Garden segment recorded net sales of $24.7 million for the first quarter of fiscal 2012, a reduction of 10.2 percent from $27.5 million for the same period last year, primarily due to the timing of customer returns of lawn and garden control products.  The first quarter of the fiscal year is generally a period of building inventory in advance of the Home and Garden segment’s major selling season, which occurs in the spring and summer months.  First quarter net sales for the Home and Garden segment are typically less than 9 percent of full-year net sales.

The segment recorded a lower first-quarter net loss of $6.4 million compared with a net loss of $7.5 million in fiscal 2011’s first quarter.  As a result of cost improvement initiatives and operating expense management, the Home and Garden segment improved its adjusted EBITDA by 8.8 percent to a loss of $3.1 million in the first quarter of fiscal 2012 from a loss of $3.4 million in the same period last year.  The first quarter of fiscal 2012 marked the 14th consecutive quarter of year-over-year adjusted EBITDA improvement for the Home and Garden segment.

Liquidity and Debt Reduction

The Company completed its fiscal 2012 first quarter on January 1, 2012 with a solid liquidity position, including a cash balance of approximately $74 million and approximately $11 million drawn on its ABL Facility, consistent with normal business seasonality.  As of the end of the first quarter of fiscal 2012, in addition to its $245 million of 12% Senior Subordinated Notes, the Company had approximately $1,485 million outstanding under its senior credit facilities consisting of a senior secured Term Loan of $524 million, senior secured Notes of $950 million and approximately $11 million under its $300 million ABL working capital facility.  In addition, the Company had approximately $29 million of letters of credit outstanding.

During the first quarter of fiscal 2012, the Company issued $200 million of additional senior secured Notes to fund its acquisitions.  In the second half of fiscal 2012, the Company expects to use its strong free cash flow to continue to reduce debt and delever its balance sheet, resulting in leverage (total debt to adjusted EBITDA) of approximately 3.4 times or less at the end of fiscal 2012, consistent with previous guidance.

Fiscal 2012 Outlook

The Company expects fiscal 2012 net sales to increase at or above the rate of GDP.  The Company further expects net income in fiscal 2012 versus a net loss in fiscal 2011, with fiscal 2012 adjusted EBITDA expected to grow at a higher percentage increase than net sales.  The Company also reaffirms its fiscal 2012 goal of at least $200 million of net cash provided from operating activities after purchases of property, plant and equipment, or free cash flow.  Capital expenditures are projected to approximate $45 million in fiscal 2012.

Common Stock Repurchase Program

In October 2011, the Company’s Board of Directors approved a new $30 million common stock repurchase program.  The authorization is effective for 12 months.  The repurchase program may be suspended or discontinued at any time.

During the first quarter of fiscal 2012, the Company repurchased 491,297 shares of its common stock at an average price of $26.41 per share, for a total cost of $13.0 million.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

The Company will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 3.   To access the live conference call, U.S. participants may call
877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 41198515.  A telephone replay of the conference call will be available through Friday, February 17.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index,  is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Farberware®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®,
8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries. With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion.  For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Excluding the impact of currency exchange rate fluctuations may provide additional meaningful reflection of underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted earnings (loss) per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months ended January 1, 2012 versus the three months ended January 2, 2011. See attached Table 5, “Reconciliation of GAAP Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2012.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2012 (including its ability to increase its net sales, adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks of changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of Spectrum Brands Holdings, Inc., including its most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three months ended January 1, 2012 and January 2, 2011
(Unaudited)
($ in millions, except per share amounts)

	F2012	F2011	INC(DEC)
			%
Net sales	$848.8	$861.1	-1.4%
Cost of goods sold	560.2	561.2
Restructuring and related charges	4.6	0.6
Gross profit	284.0	299.3	-5.1%

Selling	131.8	140.2
General and administrative	50.6	60.8
Research and development	7.2	7.6
Acquisition and integration related charges	7.6	16.5
Restructuring and related charges	3.1	5.0

Total operating expenses	200.3	230.1

Operating income	83.7	69.2

Interest expense	41.1	53.1
Other expense, net	2.2	0.9

Income before income tax expense	40.4	15.2

Income tax expense	27.3	35.0

Net income (loss)	13.1	(19.8)

Average shares outstanding (a)	52.1	50.8

Basic income (loss) per share	$0.25	$(0.39)

Average shares and common stock equivalents outstanding (a) (b)	52.6	50.8

Diluted income (loss) per share	$0.25	$(0.39)

(a) Per share figures calculated prior to rounding.

(b) For the three months ended January 2, 2011, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three months ended January 1, 2012 and January 2, 2011
(Unaudited)
($ in millions)

Supplemental Financial Data	F2012	F2011
Cash	$73.8	$83.1

Trade receivables, net	$362.3	$371.3
Days Sales Outstanding (a)	40	43

Inventory, net	$482.3	$512.3
Inventory Turnover (b)	3.9	4.0

Total Debt	$1,779.5	$1,731.7

Supplemental Cash Flow Data	F2012	F2011
Depreciation and amortization, excluding amortization of debt issuance costs	28.3	32.3

Capital expenditures	$8.9	$8.1

Supplemental Segment Sales & Profitability	F2012	F2011

Net Sales
Global Batteries & Appliances	$689.2	$696.6
Global Pet Supplies	134.9	137.0
Home and Garden Business	24.7	27.5
Total net sales	$848.8	$861.1

Segment Profit
Global Batteries & Appliances	$98.2	$93.3
Global Pet Supplies	16.1	16.2
Home and Garden Business	(5.9)	(6.8)
Total segment profit	108.4	102.7

Corporate	9.4	11.4
Restructuring and related charges	7.7	5.6
Acquisition and integration related charges	7.6	16.5
Interest expense	41.1	53.1
Other expense, net	2.2	0.9

Income before income tax expense	$40.4	$15.2

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Income Per Share
For the three months ended January 1, 2012 and January 2, 2011
(Unaudited)

	F2012		F2011
Diluted income (loss) per share, as reported	$0.25		$(0.39)

Adjustments, net of tax:
Acquisition and integration related charges	0.09	(a)	0.21	(b)
Restructuring and related charges	0.10	(c)	0.07	(d)
Income taxes	0.25	(e)	0.58	(e)
	0.44		0.86

Diluted income per share, as adjusted	$0.69		$0.47

Note: Per share figures calculated prior to rounding.

(a) For the three months ended January 1, 2012, reflects $4.8 million, net of tax, of acquisition and integration related charges as follows: (i) $2.3 million related to the merger with Russell Hobbs which consisted primarily of integration costs; and (ii) $2.5 million related to the acquisitions of Black Flag and FURminator, consisting primarily of legal and professional fees.

(b) For the three months ended January 2, 2011, reflects $10.7 million, net of tax, of acquisition and integration related charges related to the merger with Russell Hobbs. The costs consisted of integration costs and legal and professional fees.

(c)  For the three months ended January 1, 2012, reflects $5.0 million, net of tax, of restructuring and related charges as follows: (i) $4.6 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; and (ii) $0.4 million for the Global Realignment Initiatives announced in Fiscal 2007.

(d)  For the three months ended January 2, 2011, reflects $3.6 million, net of tax, of restructuring and related charges as follows: (i) $2.4 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; (ii) $1.3 million for the Global Realignment Initiatives announced in Fiscal 2007; and (iii) $(0.1) million for the Ningbo Exit Plan.

(e) For the three months ended January 1, 2012 and January 2, 2011, reflects adjustments to income tax expense of $13.2 million and $29.7 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended January 1, 2012
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden Business	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$89.9	$13.2	$(6.4)	$(15.2)	$(68.4)	$13.1

Income tax expense	-	-	-	-	27.3	27.3
Interest expense	-	-	-	-	41.1	41.1
Restructuring and related charges	3.9	2.9	0.3	0.6	-	7.7
Acquisition and integration related charges	3.2	-	0.1	4.2	-	7.6

Adjusted EBIT	$97.1	$16.0	$(5.9)	$(10.4)	$-	$96.8
Depreciation and Amortization	15.1	6.0	2.8	4.4	-	28.3

Adjusted EBITDA	$112.2	$22.0	$(3.1)	$(6.0)	-	$125.1

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended January 2, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden Business	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$79.4	$13.4	$(7.5)	$(17.0)	$(88.1)	$(19.8)

Income tax expense	-	-	-	-	35.0	35.0
Interest expense	-	-	-	-	53.1	53.1
Restructuring and related charges	(0.1)	3.0	0.6	2.0	-	5.6
Acquisition and integration related charges	14.0	0.1	-	2.4	-	16.5

Adjusted EBIT	$93.3	$16.5	$(6.8)	$(12.6)	$-	$90.4
Depreciation and Amortization	17.3	6.0	3.4	5.6	-	32.3

Adjusted EBITDA	$110.7	$22.4	$(3.4)	$(7.0)	$-	$122.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2012
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$245

Purchases of property, plant and equipment	(45)

Free Cash Flow	$200